Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in registration statements on Form S-8 (SEC File Nos. 333-164996, 333-155907, 333-147603, 333-138297 and 182815) of CD International Enterprises, Inc. of our report dated December 22, 2012 related to the consolidated balance sheets of CD International Enterprises, Inc. and its Subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2012 and 2011 appearing in CD International Enterprises, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2012.

SHERB & CO., LLP
/s/ Sherb & Co., LLP

Boca Raton, Florida
December 22, 2012